Exhibit 10.20(a)

CERTAIN CONFIDENTIAL INFORMATION IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED

Seed Bank Supply Agreement

This Seed Bank Supply Agreement (this “Agreement”) is made and entered into as of July 9, 2018 (the “Effective Date”), by and between Hadasit Medical Research Services and Development Ltd., a company duly incorporated under the laws of Israel (“Hadasit”) and Oscine Therapeutics (U.S.) Inc. (“Oscine”) (Hadasit and Oscine shall each be referred to as a “Party” and jointly as the “Parties”).

WHEREAS	Hadasit is the commercial arm and a wholly-owned subsidiary of Hadassah Medical Center (“HMO”);

WHEREAS	The HMO Researchers have developed the Cell Line, the Seed Cell Bank and the Accompanying Regulatory Information as defined herein;

WHEREAS,	Oscine wishes to receive from Hadasit, and Hadasit wishes to supply to Oscine, the Seed Cell Bank and the Accompanying Regulatory Information, on the terms and subject to the conditions set forth herein;

NOW THEREFORE IT IS AGREED BETWEEN THE PARTIES AS FOLLOWS:

1.	Definitions and Interpretation

1.1	The Preamble and Annexes hereto form an integral part of this Agreement.

1.2	In this Agreement the following terms shall bear the meanings assigned to them below, unless the context shall indicate a contrary intention:

1.2.1	“Accompanying Data” shall have the meaning given in Section 2.2.

1.2.2

“Accompanying Regulatory Information” means all information and documentation relating to the Cell Line or the Seed Bank that is provided by Hadasit to Oscine, including, without limitation, the Accompanying Data.

1.2.3

“Affiliate” shall mean with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified Person. For the purposes of this definition, “control” shall mean the holding, directly or indirectly, of 50% (fifty percent) or more of either the voting rights or rights to distribution of profit attaching to the share capital, stock or other participating interest.

1.2.4	“Cell Line” means the HAD-C-100 human embryonic stem cell line as described in Tannenbaum et al., PLOS One 2012.

1.2.5

“Cell Line Derivatives” means the Oscine Products, and any cell-stocks, cell-banks, pre-cursor cells or other intermediates derived from the Cell Line by Oscine as part of its development and manufacturing processes.

1.2.6

“cGMP” means the current Good Manufacturing Practice standards in effect in the United States at the date on which the Primary Bank of the Cell Line (26 Nov. 2008) and the Seed Cell Bank (11 Sep 2017) were produced.

1.2.7	“Confidential Information” shall have the meaning set forth in Section 8 below.

1.2.8	“Effective Date” shall have the meaning set forth in the preamble.

1.2.9	“Field” shall mean CNS disorders.

1.2.10

“First Commercial Sale” shall mean the first sale of an Oscine Product by Oscine, an Affiliate or a Permitted Transferee to an un-Affiliated third party after: (a) receipt of all governmental and other regulatory approvals required to market and sell Oscine Product have been obtained in the country in which such Oscine Product is sold, and (b) the commencement of marketing efforts with respect to such Oscine Product in the country in which such Oscine Product is sold. Sales for purposes of testing Oscine Product and samples purposes shall not be deemed First Commercial Sale.

1.2.11	“Indemnitees” shall have the meaning ascribed to such term in Section 11 below.

1.2.12

“Intellectual Property” shall mean patents, trademarks, trade names, domain names, copyright, trade secrets, know-how, rights in respect of technical information and any other intellectual property whatsoever, registrable or otherwise, and all applications (including, patent applications) for any of the foregoing.

1.2.13

“License Payments” shall mean any payments or other consideration that Oscine or its Affiliates receive in connection with a License Transaction, including without limitation license fees, license option fees, milestone payments, license maintenance fees, and equity, but excluding [***]. In the event that Oscine receives non-monetary consideration in connection with a License Transaction, or in the case of transactions not at arm’s-length, License Payments shall be calculated based on the fair market value of such consideration or transaction, assuming an arm’s length transaction made in the ordinary course of business. Notwithstanding the foregoing, “License Payments” shall not include: [***]. For the purpose of the foregoing, the “fair market value” of an entity’s equity securities shall be determined as follows: (a) if the shares of the relevant entity are not traded on a stock exchange or over the counter, the value of such equity securities as determined in good faith by Oscine’s Board of Directors, and (b) if the shares of the relevant entity are traded on a stock exchange or over the counter, the average closing price of such shares on the [***] trading days prior to the closing of the equity transaction.

1.2.14	“License Transaction” shall mean the grant by Oscine of a license to Oscine’s Intellectual Property relating to the development, manufacture and sale of Oscine Product(s).

1.2.15	“Loss” shall have the meaning ascribed to such term in Section 12 below.

1.2.16

“M&A Transaction” shall mean a sale of all or substantially all of the shares or assets of Oscine, a merger of Oscine with or into any other entity or any other transaction or series of related transactions pursuant to which the shareholders of Oscine immediately prior to such transaction hold less than 50% of the shares of the surviving entity, provided, however, that any bona fide equity financing(s) of Oscine by financial or other investors shall not be considered a M&A Transaction.

1.2.17	“Material” shall mean the Seed Bank Cells, the Accompanying Regulatory Documentation, and any additional information or materials provided by Hadasit pursuant to this Agreement.

1.2.18

“Net Sales” shall mean the gross amount invoiced by or on behalf of Oscine, its Affiliates and its Permitted Transferees (the “Invoicing Entity”) from unrelated third parties on sales of Oscine Products, less the following: [***]; provided however, that in any transfers of Oscine Products between the Invoicing Entity and an Affiliate of the Invoicing Entity, Net Sales shall be equal to the total amount invoiced by such Affiliate on resale to an independent third party purchaser, in each case, after deducting the amounts referred to in [***], to the extent applicable. [***].

1.2.19	“Oscine Product(s)” shall mean [***] products in the Field that are derived from the Cell Line using Oscine’s proprietary differentiation technology.

1.2.20	“Primary Bank” means the primary bank of the Cell Line as described in Tannenbaum et al., PLOS One 2012.

1.2.21	“Seed Cell Bank” means the seed cell bank of the Cell Line that was expanded from the primary cell bank under feeder-free conditions at HMO’s cGMP facility.

1.2.22	“Seed Bank Cells” shall means the cells drawn from the Seed Cell Bank that are supplied to Oscine pursuant to this Agreement, as further set forth in Section 2.1.

1.2.23

“Third Party License” shall mean a license from an unaffiliated third party to one or more valid and enforceable patents issued in the United States or any other jurisdiction, in the absence of which Oscine could not make, use or sell Oscine Products.

1.3	In this Agreement, (including the Annexes hereto), unless the context otherwise requires:

1.3.1	“including”, “includes” means including, without limiting the generality of any description preceding such terms;

1.3.2	any reference to “persons” includes partnerships, corporations, and unincorporated associations;

1.3.3	use of the singular includes the plural and vice versa and the use of any gender includes the other genders.

2.	Supply of Seed Bank Cells and Accompanying Regulatory Information

2.1

No later than [***] days following payment by Oscine of the amount set forth in Section 6.2, Hadasit shall prepare for delivery to Oscine [***]. Oscine shall be responsible for shipping the Seed Bank Cells from HMO’s facility by courier to Oscine’s premises at Oscine’s sole risk and expense.

2.2

Oscine may purchase within [***] days after the Effective Date up to [***] additional vials of Seed Bank Cells from Hadasit, in consideration for payment of the additional amount per vial set forth in Section 6.3.

2.3

Hadasit has provided to Oscine (i) the results of the characterization and safety testing that has been performed on the Primary Bank and on the Seed Cell Bank] as set forth in Annex A, and (ii) the additional regulatory information set forth in Annex B (together, the “Accompanying Data”). Oscine is aware that: (i) the donor testing included in the Accompanying Data was performed by a third-party service provider that is not a CLIA (Clinical Laboratory Improvement Amendments) certified test laboratory, (ii) the characterisation and testing of the Cell Line and Seed Cell Bank were performed at HMO using methods and materials available in an academic research setting. Oscine shall be solely responsible for determining the need for and performing any additional characterization, testing, and development work that is necessary to meet the applicable regulatory requirements and ensure that Oscine Products are safe for use in humans, prior to commencement of clinical trials of Oscine Products.

2.4

Notwithstanding anything to the contrary herein, Oscine shall be solely responsible for establishing a GMP production process for the expansion of the Cell Line. Neither the HMO Researchers nor Hadasit shall be responsible if Oscine is unable to achieve the successful expansion of the Seed Bank Cells or establish a successful GMP production process for any reason.

3.	Restrictions on the Use and Transfer of the Materials and Cell Line Derivatives

3.1

The Seed Bank Cells, and Accompanying Regulatory Information, together with any Cell Line Derivatives derived by Oscine or its Permitted Transferees, are and shall remain at all times subject to the restrictions on use and transfer set forth in this Section 3, all of which constitute a condition to the sale and supply of the Seed Bank Cells and the disclosure of the Accompanying Regulatory Documentation to Oscine pursuant to this Agreement:

3.2	Oscine and its Permitted Transferees shall use the Seed Bank Cells and the Cell Line Derivatives solely for the purpose of developing, manufacturing, and selling Oscine Products in the Field.

3.3

Oscine shall use the Accompanying Regulatory Documentation solely for the purpose of submitting the relevant information to regulatory authorities as part of an application/s for regulatory approval of Oscine Products. Hadasit shall retain at all times all right, title and interest in and to the Accompanying Regulatory Documentation, and nothing in this Agreement shall be construed as giving Oscine any right to use the Accompanying Regulatory Documentation, except for the limited purpose set forth in this Section 3.3.

3.4

Oscine shall not transfer the Seed Bank Cells, the Cell Line Derivatives, the Accompanying Regulatory Information, and the development or production activities relating to Oscine Products to any other person or entity, except as permitted in Section 3.5 below, and subject to the conditions set forth in Section 3.6 below.

3.5

Oscine may transfer the Seed Bank Cells, the Accompanying Regulatory Documentation, the Cell Line Derivatives, and the development or production activities relating to Oscine Products in the following circumstances ( each a “Permitted Transfer”, and the transferees in such Permitted Transfers, a “Permitted Transferee”):

(a)	to a third-party contract research organization or manufacturer, solely for the purpose of undertaking contract development and manufacturing of Oscine Products for Oscine;

(b)	to a third party to whom Oscine licenses or assigns Oscine’s own intellectual property pursuant to a License Transaction; and

(c)	to the acquiring or surviving entity pursuant to an M&A Transaction;

3.6	Any such Permitted Transfer shall be subject to fulfilment of the following conditions prior to such transfer:

(a)

Receipt of the relevant regulatory and ethical approvals required for the Permitted Transfer (including, without limitation, satisfaction of the regulatory reporting obligations set forth in Annex C hereto);

(b)	Execution of a separate written agreement between Hadasit and the Permitted Transferee, in a form reasonably satisfactory to Hadasit;

(c)	With respect to a Permitted Transfer that is a License Transaction: payment by Oscine of the relevant consideration in accordance with Section 6.7;

(d)

Execution of a confidentiality and non-use undertaking by the relevant Permitted Transferee with respect to the Accompanying Regulatory Information and all other information concerning the Cell Line, the Seed Bank, and the Cell Line Derivatives that may be received by them.

4.	Regulatory Approvals

4.1

Each of the Parties shall comply with (and, to the extent applicable, Oscine shall require Permitted Transferees to undertake to comply with) the requirements as set out in the approvals of the Ethics Committee for Genetic Studies in Humans of the Israeli Ministry of Health (the “MOH Ethics Committee”) set forth in Annex C herein, and any additional requirements that may be issued from time to time in following the date hereof.

4.2

Each of the Parties shall also comply with (and Oscine shall cause its Permitted Transferees to comply with) all applicable laws and regulations, standards and guidelines, including applicable local and international ethical guidelines (such as the ISSCR guidelines and the American Academy of Science guidelines, to the extent applicable) in the use of the Seed Bank Cells, the Cell Line Derivatives and in respect of any transfer thereof by or from Oscine and/or the Permitted Transferee (as applicable) in the development, production, use and sale of Oscine Products (to the extent applicable).

4.3	Without derogating from the foregoing:

4.3.1

Hadasit or HMO shall give notification promptly after the transfer and/or supply of the Seed Bank Cells to Oscine as provided herein, to: (i) the MOH Ethics Committee if and as required in any approval granted by it; and (ii) if and as required, the Committee monitoring stem cell research at HMO.

4.3.2

Oscine undertakes that it shall be responsible for obtaining and causing to remain in effect, and shall comply with (and shall require that Permitted Transferees undertake to comply with), the MOH requirements set forth in Annex C, and any additional national and international licenses, permits, approvals, consents and ethical guidelines (such as the ISSCR guidelines and the American Academy of Science guidelines, to the extent applicable) as may be required for or apply to the use of the Seed Bank Cells, and Cell Line Derivatives by Oscine, the performance by Oscine, and/or Permitted Transferees of its rights and obligations under this Agreement, and the development, manufacture, use and sale of Oscine Products.

4.3.3	Without limiting the foregoing, Oscine and any Permitted Transferees must provide Hadasit with their ESCRO committee approval letter.

5.	Use Rights

5.1

Oscine, its Affiliates and its Permitted Transferees shall use the Seed Bank Cells that are supplied by Hadasit pursuant to this Agreement solely for the purpose of developing and producing the Oscine Products, and not for any other purpose. Nothing in this Agreement shall be construed as granting Oscine any right or licenses to any Intellectual Property that is owned or controlled by Hadasit and that relates to the methods and processes used by Hadasit for the development and production of the Cell Line, or the Seed Bank Cells, provided that Oscine shall be entitled to disclose the Accompanying Regulatory Information to the regulatory authorities such as the FDA, and EMA solely to the extent required to obtain regulatory approval for the Oscine Products in the applicable jurisdictions.

5.2

The Seed Bank Cells and Accompanying Regulatory Documentation are supplied to Oscine on a non-exclusive basis and solely for use within the Field, and Hadasit shall be free to supply the same to other parties for any purpose both within and outside the Field.

6.	Consideration

6.1

General. In consideration for the supply of the Seed Bank Cells and the Accompanying Regulatory Documentation, Oscine shall pay to Hadasit the amounts set forth in this Section 6 ( collectively, the “Consideration”).

6.2

Preparation Fee. Upon execution of this Agreement, Oscine shall pay to Hadasit a non-refundable fee of [***] to cover Hadasit’s costs of preparing the Seed Bank Cells and obtaining [***] regulatory approvals for their transfer to Oscine (the “Initial Payment”).

6.3	Fee for Additional Vials. For each additional vial of the Seed Bank Cells that is purchased by Oscine in excess of [***], Oscine shall pay to Hadasit the amount of [***];

6.4

Milestone Payments. Within [***] days of the achievement by Oscine or a Permitted Transferee, of each of the milestones below (each a “Milestone”) Oscine shall pay to Hadasit the amount set forth opposite such Milestone (each a “Milestone Payment”):

[***]

6.5	Royalty. Oscine shall pay to Hadasit a royalty on Net Sales of Oscine Products during the Royalty Period (as defined below) which shall be calculated as follows (the “Royalty”):

6.5.1	On the portion of annual world-wide Net Sales that is less than or equal to [***], the Royalty shall be equal to [***]% of Net Sales;

6.5.2	On the portion of annual world-wide Net Sales that exceeds [***] in a given calendar year, the Royalty shall be equal to [***]% of Net Sales.

6.5.3

The Royalty shall be payable during a period which shall commence upon the First Commercial Sale of a Oscine Product and shall expire on a Oscine Product-by-Oscine Product, country-by-country basis, for a period of [***] years from the First Commercial Sale of such Oscine Product in such country.

6.6

Royalty Stacking. In the event that Oscine reasonably determines that it is required to obtain one or more licenses from any third party in order to develop, use or commercialize Oscine Products, then Oscine may off-set up to [***]% of the royalties actually paid to the third party, against the Royalties due to Hadasit pursuant to this Agreement, provided that the Royalties due to Hadasit will not in any event be reduced below [***]% of the Royalty that would otherwise have been payable.

6.7	Oscine shall pay to Hadasit the following amounts with respect to each License Transaction:

(a)	[***]% of the License Payments received in connection with a License Transaction entered into within [***] of the Effective Date, other than Royalty payments;

(b)

[***]% of the License Payments received in connection with a License Transaction entered more than [***] after the Effective Date but not later than [***] following the Effective Date other than Royalty payments;

(c)

[***]% of the License Payments received in connection with a License Transaction entered more than [***] following the Effective Date but within [***] following the Effective Date. [***]. For the avoidance of doubt, Oscine shall remain liable to pay the Royalty due for sales of Oscine Products by a licensee during the entire period of the Royalty as set forth in Section 6.5.3.

6.8

Unless otherwise agreed in writing, all amounts payable to Hadasit pursuant to this Section 7 shall be paid as follows: (i) in the case of the Milestone Payments, [***] days of the achievement of the relevant Milestone; (ii) in respect of Net Sales, on a quarterly basis within [***] days after March 31, June 30, September 30, and December 31 of each calendar year, until the expiry of the Royalty Period, cf. Section 6.5.3, (iii) in respect of the amount due for each License Transaction, within [***] days of receipt of the relevant License Payments.

6.9	All payments made hereunder to Hadasit shall be made by wire transfer to the following bank account or to any other bank account designated by Hadasit during the Term: [***].

6.10

All payments due under this Agreement shall be payable in US dollars, except in the event of Net Sales which are invoiced, billed or received in New Israeli Shekels, Euro, or Pounds Sterling, with respect to which payments to Hadasit will be made in New Israeli Shekels, Euro, or Pounds Sterling respectively. Conversion of foreign currency to U.S. dollars shall be made at the conversion rate existing in the US (as reported in the Wall Street Journal) last published prior to the actual date of payment.

6.11

Any amount payable hereunder, which has not been made upon its due date of payment, shall bear interest from the date such payment is due until the date of its actual payment at an interest rate charged by Leumi Bank of Israel Ltd. for a loan of the said amount in the said currency plus an annual compounded interest at a rate of [***].

6.12

All amounts referred to in this Agreement are exclusive of Value Added Tax. Oscine shall pay to Hadasit all amounts of Value Added Tax imposed on Hadasit in connection with the transactions under this Agreement. For the removal of doubt, in calculating amounts received by Oscine as Net Sales, any amount deducted or withheld in connection with any such payment on account of taxes on net income (including income taxes, capital gains tax, taxes on profits or taxes of a similar nature) payable by Oscine in any jurisdiction, shall be deemed, notwithstanding such deduction or withholding, to have been received by Oscine.

6.13

Save for the deduction of withholding tax as required under applicable law, all payments to be made to Hadasit hereunder shall be made free and clear of, and without any deduction for or on account of, any set-off, counterclaim or tax.

6.14

If applicable laws require that taxes be withheld from any amounts due to Hadasit under this Agreement, Oscine shall (a) deduct these taxes from the remittable amount, (b) pay the taxes to the proper taxing authority, (c) deliver to Hadasit a statement including the amount of tax withheld and justification therefore, and such other information as may be necessary for tax credit purposes and (d) provide Hadasit with reasonable assistance with Hadasit’s efforts to claim an exemption from or reduction in any applicable tax withholdings and (if applicable) a refund of tax withheld, or to obtain a credit with respect to the tax paid. Each party will promptly notify the other if it becomes aware of a change in withholding tax rates.

7.	Reporting and Inspection

7.1

Oscine shall provide Hadasit at least every [***] months a written confirmation, [***], that it is continuing to develop Oscine Products on the basis of the Seed Bank Cells, and shall include a brief update as to the current status of its development program. Oscine shall also provide to Hadasit a copy of [***], and any documentation related thereto, as soon as such results are obtained, and Hadasit shall be free to use such results for any purposes. For purpose of clarification, Oscine shall not be obligated to provide [***] relating to Oscine Product(s).

7.2	Oscine shall report to Hadasit upon the following events within [***] days of the occurrence thereof:

7.2.1	Establishment of master cell bank;

7.2.2	the achievement of each Milestone;

7.2.3	the First Commercial Sale of an Oscine Product;

7.2.4	the execution of each License Transaction and M&A Transaction; and

7.2.5	the receipt of License Payments.

7.3	Oscine shall notify Hadasit immediately if Oscine makes a determination not to use or to cease using the Seed Bank Cells for the development and manufacture of Oscine Products.

7.4

Within [***] days after the end of each calendar quarter, commencing from the first sale of a Oscine Product, Oscine shall furnish Hadasit with a full and detailed report certified as being correct by the chief financial officer of Oscine, setting out all amounts owing to Hadasit in respect of such previous calendar quarter to which the report refers, and with full details of: (i) [***]

7.5

Oscine shall keep complete and accurate books of account and records, consistent with sound business and accounting principles and practices and in such form and in such details as to enable the determination of the amounts due to Hadasit in terms hereof. Oscine shall retain the foregoing books of account relating to a given calendar quarter for [***] years after the end of that calendar quarter.

7.6

Once every calendar year following the first Sale of an Oscine Product, and upon reasonable prior written notice, Oscine agrees to permit Hadasit or its representatives, at Hadasit’s expense, to examine their books, ledgers, and records during regular business hours for the purpose of and to the extent necessary to verify any report required under this Agreement, provided that such representatives are bound by confidentiality obligations at least as stringent as those set out in Section 8. If any amounts due to Hadasit in respect of any year are determined to have been underpaid, in an amount equal to or greater than [***] of the amount actually paid by Oscine to Hadasit in respect of such year, then Oscine shall [***].

8.	Confidential Information; Publicity; Publications

8.1

For the purpose of this Agreement “Confidential Information” shall mean any and all information that is disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) pursuant to this Agreement, whether in written, oral, electronic or any other form. Without limiting the generality of the foregoing, the Accompanying Regulatory Information constitutes Confidential Information of Hadasit and any information according to Sections 7.1, 7.2 and 7.4 as constitutes Confidential Information of Oscine.

8.2	Confidential Information shall not include information, as shown by documentary evidence, that:

8.2.1	is in the public domain at the time of disclosure or becomes part of the public domain thereafter other than as a result of a violation by the receiving Party of its confidentiality obligations; or

8.2.2	was already known by the receiving Party at the time of disclosure; or

8.2.3	is lawfully obtained from a third party under no obligation of confidentiality;

8.2.4	is independently developed by the receiving Party without the use of the Confidential Information.

8.3

The Receiving Party undertakes and agrees that it shall not, without the prior written consent of the Disclosing Party, disclose the Confidential Information to any third party or use the Confidential Information other than for the purposes of this Agreement (including, the exercise of any rights hereunder or in the fulfillment of any obligations hereunder).

8.4

The Receiving Party shall only disclose the Confidential Information to: (i) those of its employees, representatives, advisors, subcontractors, or Permitted Transferees as, and to the extent necessary for the exercise by it of its rights and fulfillment of its obligations hereunder (hereinafter, “Representatives”), provided that such Representatives are bound by undertakings of confidentiality at least as stringent as those set forth herein; and (ii) any competent regulatory authority for the purposes of obtaining regulatory approval for the development, testing, manufacture or sale of Oscine Products, or in the fulfillment of any legal duty owed to such competent authority (including a duty to make regulatory filings or to comply with any other reporting requirements) or as otherwise required by statutory applicable law in any country.

8.5

In addition to the foregoing, except as permitted in Section 8.4(ii) above, Oscine shall not disclose the Accompanying Regulatory Information to any third party unless such third party has entered into a confidentiality agreement with Hadasit on terms satisfactory to Hadasit.

8.6	The confidentiality and non-use undertakings in this Section 8 shall survive the termination or expiration of this Agreement.

8.7

Oscine shall not use the names of Hadasit, HMO or any of their respective employees (including, [***] and other Researchers) and Hadasit shall not use the names of Oscine or its employees (including [***]) in any announcement, press release, promotional literature, publication, presentation or other publicity in relation to this Agreement, its subject-matter or otherwise, without the prior written consent of the other Party unless such disclosure is to any competent authority for regulatory approval or in fulfillment of any legal duty owed to such competent authority or is required by applicable law.

9.	Representations and Warranties

9.1

Each of the Parties hereby represents and warrants to the other Party that it has the right, power and authority (including full corporate power and authority) to enter into and perform this Agreement and has taken all necessary action to authorize the entry into and performance of this Agreement.

9.2	Representations of Hadasit.

9.2.1	Hadasit warrants that the Seed Bank Cells provided to Oscine by Hadasit pursuant to this Agreement have been produced under cGMP Conditions without using animal products.

9.2.2

EXCEPT AS EXPRESSLY SET FORTH ABOVE, HADASIT MAKES NO OTHER REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND ASSUMES NO RESPONSIBILITIES WHATSOEVER WITH RESPECT TO THE MERCHANTIBILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR THE NON-INFRINGEMENT OR USE OF THE CELL LINE, THE SEED BANK CELLS OR THE ACCOMPANYING REGULATORY INFORMATION OR ANY PRODUCT DERIVED FROM THE FOREGOING MATERIALS, OR WITH RESPECT TO THE USE, SALE OR OTHER DISPOSITION BY OSCINE OR ITS PERMITTED TRANSFEREES OF PRODUCTS INCORPORATING OR MADE BY USE OF SUCH MATERIALS.

9.2.3

WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NOTHING IN THIS AGREEMENT SHALL CONSTITUTE A REPRESENTATION OR WARRANTY BY HADASIT, EXPRESS OR IMPLIED, THAT (i) ANY RESULTS WILL BE ACHIEVED BY THE USE OF THE CELL LINE, SEED BANK CELLS OR THE ACCOMPANYING REGULATORY INFORMATION, OR THAT ANY OF THE FOREGOING MATERIALS IS OR WILL BE

COMMERCIALLY EXPLOITABLE OR OF ANY USE OR OTHER VALUE (ii) THAT ANYTHING MADE, USED, SOLD OR TRANSFERRED UNDER THIS AGREEMENT WILL OR WILL NOT INFRINGE PATENTS OF THIRD PARTIES; OR (III) AN OBLIGATION TO FURNISH ANY ASSISTANCE, KNOW-HOW, INFORMATION, SERVICES OR MATERIAL OTHER THAN THOSE SPECIFIED IN THIS AGREEMENT; OR (iii) AN OBLIGATION TO FILE ANY PATENT APPLICATION OR SECURE OR MAINTAIN ANY PATENT RIGHT.

10.	Limitation of Liability

10.1

TO THE MAXIMUM EXTENT PERMITTED BY LAW, IN NO EVENT SHALL HADASIT OR ITS TRUSTEES, DIRECTORS, OFFICERS AND EMPLOYEES (INCLUDING WITHOUT LIMITATION ANY SUCH PERSON WHO WAS INVOLVED IN THE DEVELOPMENT AND MANUFACTURE OF THE CELL LINE, AND THE SEED CELL BANK BE LIABLE FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES OR INJURY TO PROPERTY AND LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF THE ESSENTIAL PURPOSE OF ANY LIMITED REMEDY.

10.2	HADASIT’S MAXIMUM LIABILITY TO OSCINE PURSUANT TO THIS AGREEMENT SHALL NOT, IN ANY EVENT, EXCEED [***].

11.	Indemnification and Insurance

Oscine shall defend, indemnify and hold harmless the HMO Researchers, Hadasit, HMO, and their respective officers, employees, and agents (hereinafter collectively, the “lndemnitees”) from and against any loss, damage, liability and expense (including legal fees), charges, or damages and/or product liability claim (all of the foregoing, collectively “Loss”) resulting from [***], provided however that:

11.1	[***]

11.2

Oscine is notified promptly in writing of any claim or action for which indemnity is or may be sought from Oscine pursuant to this Section 11, such notice to set out the details of such complaint or claim;

11.3

Oscine shall have sole control over the defense with counsel of its own choice and the right to settle or compromise such claim or action, within its sole discretion provided that any settlement of such action that adversely affects the interests of Hadasit or involves any act or omission by Hadasit shall be subject to Hadasit’s prior written approval, which shall not be unreasonably withheld or delayed; and

11.4

Hadasit and HMO shall cooperate fully, and shall cause the Researchers and the employees and agents of Hadasit and HMO respectively, to cooperate fully with Oscine and its legal representatives, in the investigation and defense of such claim or action, including the provision of such records, information and testimony such witnesses and the attendance of such conferences, discovery proceedings, hearings, trials and appeals as may reasonably be requested by Oscine in connection therewith, at Oscine’s sole expense (except in the case that representation of both Hadasit and Oscine by the same counsel will impose a potential conflict of interests, in such case Oscine will cover Hadasit’s out-of-pocket counsel expenses).

11.5	The Indemnitee shall be entitled, at its discretion, to engage separate legal counsel to represent such Indemnitee with respect to any such claim or action, at its sole expense.

11.6

Neither Party shall be liable to the other Party for any special, punitive, indirect, incidental or consequential damages of any kind, including lost profits, arising out of, or in connection with this Agreement, even if such Party is advised of the possibility thereof.

11.7

During the Term, Oscine shall maintain, at its cost, insurance against liability arising from its activities and obligations under this Agreement, in such amounts as a reasonable and prudent developer of similar products would obtain at such stage of development.

12.	Termination

12.1	This Agreement shall enter into effect on the date hereof and shall remain in effect unless it is terminated in accordance with any of the provisions of this Section 12 (the “Term”).

12.2	Either Party may terminate this Agreement hereunder by serving a written notice to such effect on the other Party upon or after:

12.2.1

the commitment of a material breach hereof by the other Party, which has not been cured by the Party in breach within [***] days after receipt of a written notice from the other Party in respect of such breach; or

12.2.2

the granting of a winding-up order in respect of the other Party, or upon an order being granted against the other Party for the appointment of a receiver or a liquidator in respect of a substantial portion of such other Party’s assets, or if such other Party passes a resolution for its voluntary winding-up; provided that such order or act as aforesaid is not cancelled or withdrawn within [***] days of the grant of such order or the performance of such act.

12.3

Without derogating from the foregoing, Hadasit shall be entitled to terminate this Agreement, by providing [***] days’ prior written notice to Oscine, if Oscine fails to pay Hadasit any payment when due pursuant to Section 7 above, and Oscine fails to remedy this within [***] days of Hadasit’s notice.

12.4

Upon termination hereof for any reason, Oscine and its Permitted Transferees shall cease all use of the Cell Line, the Seed Bank Cells, the Cell Line Derivatives and the Accompanying Regulatory Documentation for any purpose, and shall destroy and cause its Permitted Transferees to destroy all such materials in its possession. Notwithstanding the foregoing, upon termination of this Agreement for any reason, licenses granted to Permitted Transferees pursuant to a License Transaction shall survive, and each such Permitted Transferee shall be entitled to continue to use of the Seed Bank Cells, the Cell Line Derivatives in accordance with the terms of its license, provided that upon Hadasit’s request, each such Permitted Transferee promptly agrees in writing to be bound by the terms of this Agreement, and to assume Oscine’ s obligations hereunder.

12.5

Hadasit shall be entitled to terminate this Agreement in the event that Oscine ceases to use the Seed Bank Cells for the development and manufacture of Oscine Products, such termination to become effective [***] days following delivery of a written notice from Hadasit. Notwithstanding the foregoing, in the event that Oscine delivers to Hadasit, within such [***] day period, a notice disputing Hadasit’s claim that Oscine has ceased to develop Products based on the Seed Bank Cells, then this Agreement will not be terminated unless and until the dispute is resolved in favor of Hadasit in accordance with the dispute resolution mechanism set forth in Section 17.

12.6	Save as explicitly stipulated otherwise in any Agreement, any provision, that by its nature, is intended to survive termination, shall survive the termination or expiration of this Agreement.

13.	Assignment

13.1

Neither Party shall be entitled to assign this Agreement or any or all of its rights, interests, or obligations hereunder to a third party without the prior written consent of the other Party, which consent shall not be withheld or delayed unreasonably and any unauthorized assignment or transfer shall be deemed null and void.

13.2

Notwithstanding the foregoing, Oscine shall be entitled to assign all its rights and/or obligations hereunder to the acquiring or surviving entity in an M&A Transaction, subject to the provisions of Section 4.1.4.

14.	Severability

The provisions of this Agreement are severable and, if any provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, then such provision shall be modified as set out below and the balance of this Agreement shall be interpreted as if such provision were so modified and shall be enforceable in accordance with its terms. The Parties shall negotiate in good faith in order to agree on the terms of an alternative provision which complies with applicable law and achieves, to the greatest extent possible, the same effect as would have been achieved by the invalid, illegal or unenforceable provision.

15.	Notices

Any notice or other communication required to be given by one Party to the other under this Agreement shall be in writing and shall be deemed to have been served: (i) if personally delivered, when actually delivered; or (ii) if sent by facsimile, the next business day after receipt of confirmation of transmission; or (iii) [***] days after being mailed by certified or registered mail, postage prepaid (for the purposes of proving such service, it being sufficient to prove that such notice was properly addressed and posted) to the respective addresses of the Parties set out below, or to such other address or addresses as any of the Parties hereto may from time to time in writing designate to the other Parties hereto pursuant to this Section 17:

If to Oscine:

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If to Hadasit:

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16.	Miscellaneous

16.1	The Headings in this Agreement are intended solely for convenience or reference and shall be given no effect in the interpretation of this Agreement.

16.2

This Agreement does not, and is not intended to, create or confer any enforceable rights or remedies upon a third party (being any person other than the Parties to this Agreement and their permitted successors and assignees).

16.3

This Agreement, constitutes the entire agreement between the Parties hereto in respect of the subject-matter hereof, and supersedes all prior agreements or understandings between the Parties relating to the subject-matter hereof and this Agreement may be amended only by a written document signed by the Parties hereto.

16.4

This Agreement may be executed in any number of counterparts (including counterparts transmitted by fax or by electronic mail in PDF format), each of which shall be deemed to be an original, but all of which taken together shall be deemed to constitute one and the same instrument.

16.5

No waiver by any Party hereto, whether express or implied, of its rights under any provision of this Agreement shall constitute a waiver of such Party’s rights under such provisions at any other time or a waiver of such Party’s rights under any other provision of this Agreement. No failure by any Party hereto to take any action against any breach of this Agreement or default by another Party hereto shall constitute a waiver of the former Party’s rights to enforce any provision of this Agreement or to take action against such breach or default or any subsequent breach or default by such other Party.

16.6

Nothing contained in this Agreement shall be construed to place the Parties in a relationship of partners or parties to a joint venture or to constitute either Party an agent, employee or a legal representative of the other Party and neither Party shall have power or authority to act on behalf of the other Party or to bind the other Party in any manner whatsoever.

16.7

Each Party agrees to execute, acknowledge and deliver such further documents and instruments and to do any other acts, from time to time, as may be reasonably necessary to effectuate the purposes of this Agreement.

17.	Governing law and dispute resolution

17.1

This Agreement will be construed in accordance with, and its performance will be governed by, the laws of the State of New York, without giving effect to the principles of conflict of laws of New York. Any suit, action, or proceeding arising out of or relating to this Agreement will take place in Tel-Aviv.

17.2

The Parties will negotiate in good faith any controversy or disputed claim by either Party arising under or related to this Agreement. If no resolution of such controversy or disputed claim is reached between the Parties within [***] days of the commencement of negotiations, the Parties will submit to mediation before a mutually acceptable mediator. Such mediation shall take place in Israel and be completed within [***] months of the end of the [***] negotiation period, unless extended by mutual agreement. The Parties will split the mediator costs equally, and each Party will pay its own costs of preparing for and participating in the mediation. If the controversy or dispute remains unresolved at the end of the mediation, then either Party may proceed to resort to the courts of the State of Israel for resolution.

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first aforementioned.

/s/ Christina Trojel-Hansen, PhD
OSCINE THERAPEUTICS, IVS.

By:	Christina Trojel-Hansen, PhD
Title:	CEO and Co-Founder
Date:	July 9, 2018

/s/ Dr. Tamar Raz
HADASIT MEDICAL RESEARCH SERVICES AND DEVELOPMENT LTD.

By:	Dr. Tamar Raz
Title:	CEO
Date:	July 9, 2018

/s/ Carole Grumbach
By:	Carole Grumbach
Title:	VP Finance & Contracts
Date:	July 9, 2018

List of Annexes:

Annex A – Characterisation and Safety Testing

Annex B – Additional Regulatory Information

Annex C – MOH Regulatory obligations

ANNEX A

RESULTS OF THE CHARACTERIZATION AND SAFETY TESTING

OF THE HAD-C 100 BANKS

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ADDITIONAL REGULATORY INFORMATION

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Ethical Approvals from MOH and Institutional Review Board

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